Exhibit 99.1

First Foundation Announces Departure of Board Member Gerald Larsen

IRVINE, Ca.— March 21, 2018 – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, announced today the departure of Board of Directors member Gerald L. Larsen, J.D., LL.M., CPS, CFP®.

“We would like to express our sincerest gratitude to Gerry for his years of service,” said Scott F. Kavanaugh, CEO of First Foundation. “He has played an integral part in shaping who we are today, and on behalf of everyone at First Foundation we thank him.”

“It has been a great opportunity to serve on the Board of Directors of First Foundation,” said Mr. Larsen. “I am incredibly proud of what we have accomplished and I look forward to maintaining my professional relationship with the company.”

In addition to a prolific career in taxation, probate, estate planning, partnership, and corporate law, Mr. Larsen has been an active member in the Orange County philanthropic community serving on several nonprofit boards. His board membership has included the Irvine Barclay Theater and the Discovery Science Center, as well as a member of the Irvine Chamber of Commerce.

As previously announced, Martha Corbett was appointed to First Foundation’s Board in March.

About First Foundation

First Foundation, a financial institution founded in 1990, provides private wealth management, personal banking, and business banking. The Company has offices in California, Nevada, and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

Contact:

Tyler Resh

Director of Marketing and Strategy

tresh@ff-inc.com

(949) 202-4131